 EXHIBIT 10.3

TOMI Corporate Headquarters 8430 Spires Way, Suite N Frederick, MD 21701 Phone: (800) 525-1698

By Email

December 15, 2024

Nick Jennings

330 Penn Street #2

El Segundo CA 90245

Re: CFO Consulting Agreement

Dear Mr. Jennings:

This letter agreement confirms and memorializes our recent discussions regarding the terms of your  appointment as interim Chief Financial Officer of TOMI Environmental Solutions, Inc. (“TOMI”),  effective as of December 15, 2024 (the “Effective Date”). Please indicate your agreement to the terms set  forth herein by your signature below.

1. Term; Title.

From the Effective Date through the five (5) month anniversary thereof (“Term”), you shall serve as  interim Chief Financial Officer of TOMI. In that capacity, you shall report directly to the Chief Executive  Officer of TOMI. In the event a replacement is hired during the five-month period, a full month of  compensation will be due in the month the replacement is hired, and this agreement will terminate. Either  party shall have the right to terminate the agreement hereunder prior to the expiration of the  Term effective immediately upon a written 30-day notice to interim Chief Financial Officer or  TOMI.

2. Compensation and Benefits.

(a) Fees. During the Term, you shall receive a monthly fee at a rate of $15,000 per month. $7,500 will be  paid upon the commencement of the Term and $7,500 will be paid bi-monthly over the five-month term.

(b) Annual Bonus. During the Term, you shall not be eligible for any bonus under TOMI’s annual bonus  plans.

(c) Employee Benefits. During the Term, you will not participate in the employee benefit plans made  available to TOMI’s named executive officers generally.

(d) The interim Chief Financial Officer shall be responsible for his own expenses. Expenses  related to all company activities including travel shall be reimbursed at GSA per diem rates  including mileage at the IRS rate in effect at that time. Any expense of more than $100 shall be approved in advance in writing, which shall include email. All approved expenses shall be paid  on the next pay period after approval.

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3. Responsibilities.

A.	Prepare 2025 annual budget, forecasted 2025 financial statements and preparation of budget presentation.
B.	Manage and oversee annual inventory count and inventory observation conducted by third party auditors.
C.	Lead accounting department with request to monthly, quarterly and annual closing of books, includes reconciling balance and income statement accounts.
D.	Manage and oversee annual financial statement audit and quarterly financial statement review.
E.	Draft quarterly and annual financial statements and SEC reports (Form 10-K and Form 10-Q).
F.	Assist with preparation of annual earning press release, quarterly earnings press and the script for the related earnings calls.
G.	Cash flow management and projections.
H.	Lead account department and manage accounting functions.
I.	Maintain ownership of staff and manager accounting department
J.	Manage and evaluate all corporate insurance policies
K.	Manage global account, receivables, and payables to maximize cash flow.
L.	Work for senior team to develop strategic plan for 2025.
M.	Fill up and implement best practices and tools to ensure a well-controlled flexible organization that is strong, fiscal management, project coordination, cross, team, communications, and workflows.
N.	Work with management on production and to ensure adequate inventory levels are maintained
O.

Provide leadership and all financial aspects of TOMI, including financial reporting, SEC, compliance, budgeting, strategic planning, and treasury function. Maintain corporate records in a professional manner.

4. Liability.

You will be covered under TOMI’s current D&O insurance policy during the Term.

5. Restrictive Covenants.

(a) Trade Secrets and Confidential Information. During the course of your employment with TOMI,  TOMI and its affiliates may disclose to you Trade Secrets and Confidential Information (each as defined  below). The Trade Secrets and the Confidential Information of TOMI and its affiliates are the sole and  exclusive property of TOMI and its affiliates (or a third party providing such information to TOMI or its  applicable affiliate). The disclosure of the Trade Secrets and the Confidential Information of TOMI and  its affiliates to you does not give you any license, interest, or rights of any kind in the Trade Secrets or  Confidential Information. You may use the Trade Secrets and Confidential Information solely for the  benefit of TOMI and its affiliates while you are an employee of TOMI. You shall hold in confidence the  Trade Secrets and Confidential Information of TOMI. Except in the performance of services for TOMI and its affiliates, you shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble,  or transfer the Trade Secrets or the Confidential Information of TOMI and its affiliates or any portion  thereof. The obligations under this letter with regard to the Trade Secrets of TOMI and its affiliates  remain in effect as long as the information constitutes a trade secret under applicable law. The obligations  with regard to the Confidential Information of TOMI shall remain in effect while you are employed by TOMI and its affiliates and thereafter. You agree to return to TOMI, upon your resignation, termination,  or upon request by TOMI, the Trade Secrets and Confidential Information of TOMI and all materials  relating thereto. As used herein, “Trade Secrets” means information of TOMI and its affiliates, and their  respective licensors, suppliers, clients, and customers, including, but not limited to, technical or non technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings,  processes, financial data, financial plans, product plans, or a list of actual or potential customers or  suppliers, which is not commonly known or available to the public and which information (i) derives  economic value, actual or potential, from not being generally known to, and not being readily  ascertainable by proper means by, other persons who can obtain economic value from its disclosure or  use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  As used herein, “Confidential Information” means information, other than Trade Secrets, that is treated as  confidential, and that would potentially damage or interfere with, in any manner, the business of TOMI and its affiliates if disclosed. Confidential Information includes, but is not limited to, information  concerning TOMI’s (and its affiliates’) financial structure, pricing, revenue sharing, partner agreements,  customer agreements, marketing plans, methods of operation, and internal operating procedures.  Notwithstanding the foregoing, the provisions of this Section 5 do not apply to (A) information that is  general knowledge in TOMI’s industry, (B) information that has been disclosed to you by third parties  who are unrelated to TOMI and who are not bound by agreements of confidentiality with respect thereto,  and (C) information you may be required to disclose by law but only to the extent required by law.

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(b) Non-solicitation. You agree that for so long as you are employed by TOMI or any of its affiliates and  for a period thereafter equal to one month for every full month of service with TOMI, up to a maximum  of 12 months, from the date you cease to be employed by TOMI and its affiliates for any reason, neither  you nor any company or other entity controlled by you (whether currently existing or hereafter acquired  or formed) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce,  any person who accepts employment with TOMI and its affiliates to leave the employ of TOMI or any of  its affiliates for any reason whatsoever, or (ii) hire or employ any person who accepts employment with  TOMI and its affiliates.

(c) Non-disparagement. You agree not to disparage TOMI or its affiliates in any way, other than as part of  the judicial, arbitration, or other dispute resolution process in connection with any litigation, mediation,  arbitration, or other judicial proceeding arising under any claim brought in connection with this letter, or  other than when compelled to testify under oath by subpoena, regulation or court order. TOMI agrees to  instruct the members of its Board of Directors and its officers who are subject to the requirements of  Section 16 of the Securities Exchange Act of 1934, as amended, not to disparage you in any way, other  than as part of the judicial, arbitration or other dispute resolution process in connection with any  litigation, mediation, arbitration or other judicial proceeding arising under any claim brought in  connection with this letter, or other than when compelled to testify under oath by subpoena, regulation or  court order.

(d) Remedies. You acknowledge that breach of the provisions of this Section 5 would result in irreparable  injury and permanent damage to TOMI and its affiliates, which prohibitions or restrictions you  acknowledge are both reasonable and necessary under the circumstances, singularly and in the aggregate,  to protect the interests of TOMI and its affiliates. You recognize and agree that the ascertainment of  damages in the event of a breach of this Section 5 would be difficult, and that money damages alone  would be an inadequate remedy for the injuries and damages that would be suffered by TOMI and its  affiliates from breach by you. You therefore agree: (i) that, in the event of a breach of this Section 5,  TOMI, in addition to and without limiting any of the remedies or rights that it may have at law or in  equity or pursuant to this letter, shall have the right to injunctive relief or other similar remedy to  specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect  that TOMI has an adequate remedy at law with respect to any such breach, (B) require that TOMI submit proof of the economic value of any Trade Secret, or (C) require that TOMI post a bond or any other  security. Nothing contained herein shall preclude TOMI from seeking monetary damages of any kind,  including reasonable fees and expenses of counsel and other expenses, in a court of law.

6. Governing Law.

This letter shall be governed in all aspects by the laws of the State of California, without regard to its  rules governing conflicts of law.

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7. No Conflict.

It is understood and agreed that this fractional consultancy shall not prevent the consultant from business  activities outside the scope of the agreement, and he shall be free to pursue his other business as a CPA.

8. Miscellaneous.

This letter may not be amended or modified other than by a written agreement executed by the parties  hereto or their respective successors or legal representatives. This letter represents the entire  understanding of the parties concerning the subject matter hereof and supersedes all prior  communications, agreements, and understandings, whether oral or written, relating to the subject matter  hereof. This letter may be executed in counterparts, each of which shall be deemed an original, but all of  which together shall constitute one and the same instrument.

Sincerely,

_______________________________________

TOMI Environmental Solutions, Inc.

By: Halden S. Shane

Title: Chief Executive Office

Agreed and Acknowledged:

_______________________________________

Nick Jennings, CPA

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